Exhibit 99.1

ChoicePoint® Reports Second Quarter 2007 Results

•	Service revenue from continuing operations grew 3 percent from the second quarter of 2006, led by Insurance Services Segment growth of 12 percent.

•	Net Free Cash Flow more than tripled from the second quarter of 2006 to $61.7 million for the quarter.

•	Repurchased 1.2 million shares during the quarter, bringing total shares acquired since inception of the program to approximately 20 percent of outstanding shares.

ALPHARETTA, GA – July 25, 2007 – For the second quarter of 2007, ChoicePoint Inc. (NYSE: CPS) reported a 3.3 percent increase in service revenue from continuing operations to $264.0 million, compared to $255.5 million for the second quarter of 2006. Total revenue from continuing operations was $269.4 million in the second quarter of 2007, compared to $260.6 million for the second quarter of 2006. Diluted earnings per share from continuing operations (“EPS”) for the second quarter of 2007 was $0.43, compared to $0.40 for the second quarter of 2006. Excluding the other operating charges detailed in the table below, EPS would have been $0.44 for the second quarter of 2007, compared to $0.43 in the second quarter of 2006.

The following table provides a reconciliation of EPS excluding other operating charges to EPS calculated in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2007 and 2006:

	Quarter ended June 30,
	2007	2006
EPS from continuing operations excluding other charges	$0.44	$0.43
Other operating charges	(0.01)	(0.02)

EPS from continuing operations	$0.43	$0.40

Other operating charges incurred during the second quarter of 2007 totaled $1.0 million ($0.01 per share) and include costs associated primarily with severance, net of a benefit due to a partial reversal of third party legal accruals related to the previously disclosed fraudulent data access. See Note (c) to Financial Highlights for additional detail of 2006 and 2007 other operating charges.

Note: Amounts do not sum due to rounding.

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Cash Flow and Balance Sheet Highlights – Second Quarter

•

Cash flows from operating activities of continuing operations increased to $74.0 million for the three months ended June 30, 2007, compared to $34.0 million for the three months ended June 30, 2006. With $12.3 million in capital expenditures during the second quarter of 2007 and $18.0 million in capital expenditures during the same period in 2006, net free cash flow (cash flows from operating activities of continuing operations less capital expenditures) for the quarter ended June 30, 2007 was $61.7 million, compared to $16.0 million for the quarter ended June 30, 2006. Excluding cash payments of $1.2 million in the second quarter of 2007 related to the fraudulent data access, net free cash flow for the quarter ended June 30, 2007 was $62.9 million. The cash flow results in the second quarter of 2007 reflect strong collections efforts, tight management of capital expenditures and accounts payable, and timing differences associated with federal tax payments.

•

During the second quarter, the Company repurchased 1.2 million shares of its common stock at an average cost of $40.99 per share for an aggregate of $48.2 million, leaving $33.9 million authorized in the Company’s buyback program as of June 30, 2007. Since the approval of the Company’s buyback program on July 26, 2005, a total of 17.8 million shares have been repurchased at an average cost of $38.79 per share for an aggregate of $691.1 million, representing the repurchase of approximately 20 percent of the shares that were outstanding at the commencement of the buyback program.

•

Net debt (total debt of $425.0 million less cash and cash equivalents of $27.5 million) at June 30, 2007, decreased by $23.3 million from March 31, 2007 to $397.5 million, with an average effective interest rate of 5.5 percent, as the Company utilized its cash flow from operations to repurchase shares, repay debt and fund capital expenditures. The remaining debt capacity at June 30, 2007 under our committed financing lines was $290 million.

Financial Highlights – Second Quarter

•

Internal revenue (total revenue less revenue from acquisitions) increased 2.3 percent over the second quarter of 2006, led by 9.3 percent growth in Insurance Services and 1.2 percent growth in Screening and Authentication Services. Internal revenue in Financial and Professional Services was essentially flat, and Government Services and Marketing Services encountered declines. Second quarter service revenue from continuing operations increased 3.3 percent to $264.0 million in 2007 from $255.5 million in 2006.

ChoicePoint Earnings

•

Operating income from continuing operations for the second quarter of 2007 was $59.6 million, compared to $61.4 million for the same period of 2006. Operating income from continuing operations results for the three months ended June 30, 2007, were reduced by other operating charges of $1.0 million, ($0.6 million net of taxes), consisting of the following:

•	Charges of $2.5 million ($1.5 million net of taxes) for lease abandonment and severance primarily associated with the consolidation of facilities; and

•	A net benefit of $1.5 million ($0.9 million net of taxes) due to a partial reversal of third party legal accruals related to the previously disclosed fraudulent data access.

Operating income from continuing operations results for the quarter ended June 30, 2006, were reduced by other operating charges of $2.7 million, ($1.7 million net of taxes), consisting of the following:

•	Charges of $1.7 million ($1.1 million net of taxes) for asset impairment, lease abandonment and severance primarily associated with the consolidation of certain technology platforms; and

•	Charges of $1.0 million ($0.6 million net of taxes) for third party expenses related to the previously disclosed fraudulent data access.

Excluding these charges, operating income from continuing operations would have been $60.6 million and $64.1 million for the second quarter of 2007 and 2006, respectively.

•

The Company’s effective tax rate for continuing operations in the second quarter of 2007 was 39.0 percent, consistent with the second quarter of 2006. We continue to expect the overall effective tax rate for the year to be in the 39 percent range.

•

Interest expense was $6.4 million for the second quarter of 2007, an increase of $3.4 million from the second quarter of 2006 due to higher average debt outstanding primarily associated with the Company’s share repurchase program and higher average interest rates.

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Operational Highlights

Insurance Services

•

Total revenue increased 11.5 percent to $125.2 million in the second quarter of 2007, compared to $112.3 million in the same period of the prior year. Internal revenue grew 9.3 percent during the second quarter of 2007, as compared to the same period of the prior year, led by double digit internal revenue growth in our claims and fraud analytics business, high single digit internal revenue growth in our data services business and approximately 10 percent internal revenue growth in our software business.

•

Operating income increased 4 percent in Insurance Services to $62.7 million for the second quarter of 2007, compared with $60.0 million for the second quarter of 2006. Operating profit margin was 50.1 percent for the second quarter of 2007 compared to 53.5 percent in the first quarter of 2007. This decrease is primarily due to changes in product mix in the segment, new product development and acquisitions.

Screening and Authentication Services

•

Total revenue and internal revenue both increased by slightly more than 1 percent in the second quarter of 2007 to $65.9 million compared to $65.0 million in the second quarter of 2006. Double-digit internal revenue growth from our vital records, Bridger and MARI businesses was offset by negative internal revenue growth in our employment-related screening business due primarily to reduced hiring levels by our customers, primarily in the retail sector, and certain price concessions.

•

Operating income in Screening and Authentication Services was $12.7 million for the second quarter of 2007, compared to $14.7 million in the same period of the prior year. Operating profit margin was 19.3 percent for the second quarter of 2007, compared to 22.7 percent in the same period of the prior year. This decrease is primarily due to the revenue decrease discussed above and increased selling and depreciation costs as we invested in additional middle market sellers to expand our revenue base and system enhancements to improve operating efficiency.

Financial and Professional Services

•

Total revenue and internal revenue increased slightly to $26.9 million in the second quarter of 2007 from $26.8 million in the second quarter of 2006. These results reflect growth in financial services customers, offset by declining revenues in our mortgage-related Charles Jones business, a supplier of title and property lien searches in the Northeast.

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•

Operating income in the Financial and Professional Services segment was $4.5 million for the second quarter of 2007, compared with $3.9 million for the same period of 2006. Second quarter 2007 operating profit margin increased to 16.7 percent from 14.6 percent in the second quarter of 2006, reflecting primarily the benefits of consolidating technology platforms in 2006.

Government Services

•

Total revenue and internal revenue decreased 5 percent to $30.7 million in the second quarter of 2007, compared to $32.3 million in the second quarter of 2006. Declines in revenue were a result of significant weakness in our iMap business as a result of declines in government spending and the continued negative drag from data sales despite double digit revenue growth in our software business.

•

Operating income in Government Services was $1.0 million for the second quarter of 2007, a decrease from $2.9 million for the same period in 2006. Operating profit margin in Government Services for the second quarter of 2007 was 3.1 percent, compared to 8.8 percent in 2006, due primarily to the impact of declining iMap revenue and the ramp-up of Fusion centers.

Marketing Services

•

Second quarter total revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 14 percent to $20.7 million in 2007 from $24.2 million in 2006. Marketing Services’ service revenue for the second quarter of 2007 declined 20 percent to $15.3 million from $19.1 million in 2006 primarily due to continuing reductions in spending in the sub-prime mortgage lending market.

•

Operating income in Marketing Services was $0.8 million for the second quarter of 2007 compared with $2.1 million for the same period of 2006. Second quarter 2007 operating profit margin was 4.9 percent of service revenue (3.6 percent of total revenue) compared to 11.2 percent of service revenue in 2006 (8.8 percent of total revenue), a decrease resulting from the revenue decline discussed above.

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Corporate and Shared Expenses

•

For the second quarter of 2007, corporate and shared expenses were $15.3 million, or 5.8 percent of service revenue, compared to $14.5 million, or 5.7 percent of service revenue in the second quarter of 2006. We expect corporate and shared expenses to be approximately 7 percent of service revenue for the full year 2007.

•

The Company recorded stock-based compensation expense of $5.8 million ($4.4 million net of taxes) during the second quarter of 2007. Approximately $1.1 million of stock-based compensation expense is included in cost of revenue with the remaining $4.7 million of stock-based compensation expense included in selling, general and administrative expenses. These amounts include restricted stock expense of $2.3 million ($1.4 million net of taxes), and stock option expense of $3.5 million ($2.9 million net of taxes). The Company recorded $5.1 million ($3.8 million net of taxes) of stock-based compensation expenses in the second quarter of 2006, which includes restricted stock expense of $1.7 million ($1.1 million net of taxes) and stock option expense of $3.4 million ($2.7 million net of taxes).

2007 Updated Outlook

Refer to our attached Summary of Projections for the Year Ended December 31, 2007.

Webcast

ChoicePoint’s second quarter results will be discussed in more detail on July 25, 2007, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EDT at the same Web address.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Each year, we help more than 100 million people who are seeking to obtain jobs, fairly priced home and auto insurance, and who wish to rent apartments. Our authentication and anti-fraud tools improve efficiency and instill confidence in the decision-making process for our customers and consumers. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

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Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of litigation or government proceedings, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10–K for the year ended December 31, 2006 (collectively, the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Service revenue (a)	$263,977	$255,549	$526,796	$508,932
Reimbursable expenses per EITF 01-14 (b)	5,412	5,084	10,271	11,810

Total revenue	269,389	260,633	537,067	520,742

Cost of revenue	138,967	131,343	279,815	266,439
Reimbursable expenses	5,412	5,084	10,271	11,810
Selling, general and administrative expenses	64,428	60,095	126,898	118,563
Other operating charges (c)	967	2,740	2,270	8,727

Total costs and expenses	209,774	199,262	419,254	405,539

Operating income	59,615	61,371	117,813	115,203
Interest expense	6,361	2,960	12,677	5,165

Income from continuing operations before income taxes	53,254	58,411	105,136	110,038
Provision for income taxes	20,771	23,006	40,486	43,556

Income from continuing operations	32,483	35,405	64,650	66,482
Income (loss) from discontinued operations, net of taxes (d)	87	(542)	(1,158)	(1,010)

Net income	$32,570	$34,863	$63,492	$65,472

Effective tax rate, continuing operations	39.0%	39.4%	38.5%	39.6%
EPS—diluted
Income from continuing operations	$0.43	$0.40	$0.84	$0.75
Income (loss) from discontinued operations	0.00	(0.01)	(0.02)	(0.01)

Net income	$0.43	$0.40	$0.83	$0.74

Weighted average shares—diluted	75,852	87,736	76,566	88,232

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	(Dollars in thousands, except per share data)	2007	2006	2007	2006
	Net income	$32,570	$34,863	$63,492	$65,472
	Income (loss) from discontinued operations, net of taxes (d)	87	(542)	(1,158)	(1,010)
	Provision for income taxes	20,771	23,006	40,486	43,556
	Interest expense	6,361	2,960	12,677	5,165

	Operating income	59,615	61,371	117,813	115,203
Add back:	other expenses (e):
	accelerated depreciation expense	—	—	—	5,463
	other operating charges (c)	967	2,740	2,270	8,727

	Operating income before other expenses (f)	60,582	64,111	120,083	129,393
	Interest expense	6,361	2,960	12,677	5,165

	Income from continuing operations before income taxes & other expenses (f)	54,221	61,151	107,406	124,228
	Provision for income taxes	21,147	23,828	41,357	48,620

	Net income from continuing operations before other expenses (f)	$33,074	$37,323	$66,049	$75,608

	Effective tax rate from continuing operations excluding other expenses (f)	39.0%	39.0%	38.5%	39.1%
	Earnings per share from continuing operations—diluted excluding other expenses (f)	$0.44	$0.43	$0.86	$0.86

		Three Months Ended June 30,		Six Months Ended June 30,
		2007	2006	2007	2006
	Earnings per share from continuing operations—diluted excluding other expenses (f)	$0.44	$0.43	$0.86	$0.86
	Other operating charges	(0.01)	(0.02)	(0.02)	(0.06)
	Accelerated depreciation expense	—	—	—	(0.04)

	Earnings per share from continuing operations	$0.43	$0.40	$0.84	$0.75

Note: Amounts do not sum due to rounding.

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2007	2006	2007	2006
Cash Flow Highlights
Income from continuing operations	$32,483	$35,405	$64,650	$66,482
Depreciation & amortization	18,193	17,425	36,134	40,556
Changes in assets & liabilities and other	23,328	(18,792)	15,245	(37,699)

Net cash provided by operating activities—continuing operations	$74,004	$34,038	$116,029	$69,339

Proceeds from the disposition of discontinued operations	$734	$—	$28,598	$—
Acquisitions & investments, net of cash acquired	(376)	(12,198)	(583)	(32,700)
Capital expenditures	(12,287)	(18,040)	(23,835)	(33,019)

Net cash provided by (used in) investing activities—continuing operations	$(11,929)	$(30,238)	$4,180	$(65,719)
Net cash used in financing activities—continuing operations	$(74,006)	$(4,983)	$(116,931)	$(18,905)

Net cash (used in) provided by operating and discontinued operations investing activities of discontinued operations	$—	$(2,269)	$(2,626)	$(1,076)

Reconciliation of Net Free Cash Flow (g)
Net cash provided by operating activities—continuing operations	$74,004	$34,038	$116,029	$69,339
Capital expenditures	(12,287)	(18,040)	(23,835)	(33,019)

Net free cash flow from continuing operations	61,717	15,998	92,194	36,320
Fraudulent data access costs paid	1,202	2,721	2,225	6,541

Net free cash flow from continuing operations excluding fraudulent data access costs paid	$62,919	$18,719	$94,419	$42,861

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands)

Key Balance Sheet Highlights & Reconciliation of Net Debt to Total Debt	June 30, 2007
Short-term debt and current maturities of long-term debt	$90,011
Long-term debt, net of current maturities	335,019

Total debt	425,030
Cash and cash equivalents	27,544

Net debt (h)	$397,486
Shareholders’ equity	$618,884
Net debt to book capital	39.1%

Days sales outstanding for continuing operations (adjusted for pass-through expenses)	42 days

Share Repurchase Summary

(In thousands, except per share data)

	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended June 30, 2007	1,175	$40.99	$48,174
Inception of buyback program through June 30, 2007	17,818	$38.79	$691,097

See accompanying notes.

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ChoicePoint Inc.

Notes to Financial Highlights

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue to measure its continuing operations without the effect of reimbursable expenses.

(b)	Reimbursable expenses per Emerging Issues Task Force (“EITF”) 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of service revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles (“GAAP”). Second quarter pass-through expenses related to continuing operations totaled $207.8 million in 2007 and $205.5 million in 2006. Pass-through expenses related to continuing operations for the six months ended June 30 were $422.5 million in 2007 and $413.4 million in 2006.

(c)	Other operating charges includes the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Asset impairments	$26	$1,496	305	5,436
Lease abandonment and severance	2,442	272	2,899	1,537
Fraudulent data access related expense (benefit)	(1,501)	972	(934)	1,754

Total other operating charges	$967	$2,740	$2,270	$8,727

(d) Income (loss) from discontinued operations, net of tax, includes the following components:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Loss from discontinued operations, net of taxes	$—	$(542)	$(1,009)	$(1,010)
Gain (loss) on sale of discontinued operations, net of taxes	87	—	(149)	—

Gain (loss) from discontinued operations, net of taxes	$87	$(542)	$(1,158)	$(1,010)

(e)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the first quarter of 2006. Additional other operating charges were recorded during 2007 and 2006 as discussed in Note (c) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(f)	To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “effective tax rate from continuing operations excluding other expenses” and “earnings per share from continuing operations—diluted excluding other expenses”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (c) and (e), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, and other operating charges.

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms,

ChoicePoint Earnings

are expected to be limited in duration and decreasing over time. The Company also uses these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(g)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(h)	Net debt is not defined under GAAP. The Company defines net debt as total debt less cash and cash equivalents. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

ChoicePoint Earnings

ChoicePoint Inc.

Summary of Projections for the Year Ending December 31, 2007*

	Internal Revenue Growth	Operating Margins Excluding Other Operating Charges
Insurance Services	9 – 13%	50 – 54%
Screening and Authentication Services	2 – 6%	20 – 24%
Financial and Professional Services	0 – 4%	12 – 16%
Government Services	(2%) – 2%	7 – 11%
Marketing Services	(18%) – (22%)	2 – 6%

Other Projections for the Year Ended December 31, 2007

Service revenue growth	4 - 8%

Internal revenue growth	3 - 7%

Operating margins excluding other operating charges and including stock option expense	22% - 25%

Corporate expenses for continuing operations as a percentage of service revenue, excluding stock based compensation	Approximately 7%

Tax rate from continuing operations including stock option expense	Approximately 39%

Expenses related to the fraudulent data access	Approximately $1 million**

Re-platforming expense and centralization of functions	$4 - $6 million

Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access ***	$190 - $210 million

Capital expenditures – continuing operations	$55 - $65 million

Cash flow from operating activities – continuing operations excluding costs associated with the fraudulent data access ***	$255 - $265 million

Diluted EPS from continuing operations excluding other expenses and including stock option expense	$1.79 - $1.87

*	For a discussion of risks that may cause actual results to differ materially from these projections, please see the discussion under “Forward-Looking Statements” above, as well as the risk factors set forth in the SEC Filings.
**	Exclusive of any potential settlements.
***	Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access is calculated as cash flow from continuing operations less capital expenditures and fraudulent data access costs.

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ChoicePoint Inc.

2007 Segment Results—Continuing Operations

(Dollars in thousands)	Q1 2007	Q2 2007
Revenue
Insurance Services	$125,282	$125,185
Screening and Authentication Services	61,438	65,881
Financial and Professional Services	26,272	26,859
Government Services	32,627	30,739
Marketing Services	17,200	15,313

Service Revenue	262,819	263,977
Reimbursable Expenses per EITF 01-14	4,859	5,412

Total Revenue	$267,678	$269,389

Operating Income
Insurance Services	$65,179	$62,727
Screening and Authentication Services	10,067	12,714
Financial and Professional Services	3,050	4,487
Government Services	2,235	952
Marketing Services	1,197	752
Corporate & shared expenses (a)	(16,585)	(15,277)
Stock-based compensation (b)	(5,642)	(5,773)

Operating income before other expenses	59,501	60,582
Other expenses (c):
Other operating charges	(1,303)	(967)

Operating income	$58,198	$59,615

Total Service Revenue Growth Rates
Insurance Services	11.5%	11.5%
Screening and Authentication Services	-0.7%	1.4%
Financial and Professional Services	1.2%	0.1%
Government Services	4.0%	-4.9%
Marketing Services	-21.4%	-20.0%
Total operations	3.7%	3.3%

Internal Revenue Growth Rates
Insurance Services	8.0%	9.3%
Screening and Authentication Services	-1.4%	1.2%
Financial and Professional Services	1.2%	0.1%
Government Services	4.0%	-4.9%
Marketing Services	-21.4%	-20.0%
Total operations	2.0%	2.3%

Operating Profit Margins
Insurance Services	52.0%	50.1%
Screening and Authentication Services	16.4%	19.3%
Financial and Professional Services	11.6%	16.7%
Government Services	6.9%	3.1%
Marketing Services (d)	7.0%	4.9%
Operating income before other operating charges as a percentage of service revenue (c)	22.6%	22.9%
Operating income as a percentage of total revenue	21.7%	22.1%

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ChoicePoint Inc.

2006 Segment Results—Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Total 2006
Revenue
Insurance Services	$112,326	$112,298	$116,118	$113,716	$454,458
Screening and Authentication Services	61,845	64,955	66,832	63,456	257,088
Financial and Professional Services	25,962	26,832	25,530	26,717	105,041
Government Services	31,375	32,324	35,123	36,991	135,813
Marketing Services	21,875	19,140	19,089	19,610	79,714

Service Revenue	253,383	255,549	262,692	260,490	1,032,114
Reimbursable Expenses per EITF 01-14	6,726	5,084	4,934	6,134	22,878

Total Revenue	$260,109	$260,633	$267,626	$266,624	$1,054,992

Operating Income
Insurance Services	$60,815	$60,039	$60,594	$58,395	$239,843
Screening and Authentication Services	14,238	14,729	15,740	12,389	57,096
Financial and Professional Services	2,451	3,923	3,044	3,580	12,998
Government Services	3,834	2,851	4,859	4,112	15,656
Marketing Services	4,002	2,135	2,834	3,475	12,446
Corporate & shared expenses (a)	(14,941)	(14,463)	(15,358)	(19,240)	(64,002)
Stock-based compensation (b)	(5,117)	(5,103)	(6,217)	(6,249)	(22,686)

Operating income before other expenses	65,282	64,111	65,496	56,462	251,351
Other expenses (c):
Accelerated depreciation	(5,463)	—	—	—	(5,463)
Other operating (charges) benefit	(5,987)	(2,740)	(116,054)	7,209	(117,572)

Operating income	$53,832	$61,371	$(50,558)	$63,671	$128,316

Total Service Revenue Growth Rates
Insurance Services	14.0%	11.2%	10.8%	15.4%	12.8%
Screening and Authentication Services	11.3%	5.9%	4.9%	3.2%	6.2%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	0.9%	7.8%	-0.6%	12.2%	5.0%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%
Total operations	4.6%	3.8%	2.3%	8.3%	4.7%

Internal Revenue Growth Rates
Insurance Services	12.8%	10.1%	8.2%	11.6%	10.6%
Screening and Authentication Services	11.1%	5.0%	3.8%	2.3%	5.4%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	-2.4%	7.1%	-0.6%	12.2%	4.0%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%
Total operations	3.7%	3.1%	0.9%	6.5%	3.5%

Operating Profit Margins
Insurance Services	54.1%	53.5%	52.2%	51.4%	52.8%
Screening and Authentication Services	23.0%	22.7%	23.6%	19.5%	22.2%
Financial and Professional Services	9.4%	14.6%	11.9%	13.4%	12.4%
Government Services	12.2%	8.8%	13.8%	11.1%	11.5%
Marketing Services (d)	18.3%	11.2%	14.8%	17.7%	15.6%
Operating income before other operating charges as a percentage of service revenue (c)	25.8%	25.1%	24.9%	21.7%	24.4%
Operating income as a percentage of total revenue	20.7%	23.5%	-18.9%	23.9%	12.2%

ChoicePoint Earnings

ChoicePoint Inc.

Segment Results—Continuing Operations

Notes to Segment Results

(a)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.

(b)	Stock-based compensation includes the following components:

	Q2 2006	Q3 2006	Q4 2006	FY 2006	Q1 2007	Q2 2007
Stock option expense	$3,424	$4,284	$4,156	$15,401	$3,349	$3,450
Restricted stock expense	1,679	1,933	2,093	7,285	2,293	2,323

Total	$5,103	$6,217	$6,249	$22,686	$5,642	$5,773

(c)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.

(d)	Represents operating income as a percentage of service revenue.

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